Exhibit 12.1

July 30, 2024 BirchBioMed Inc. 130 Kingscross Drive King City, Ontario, Canada L7B 1E6

To the Board of Directors:

We have acted as Canadian counsel to BirchBioMed Inc., a corporation existing under the laws of the Province of British Columbia (the “Corporation”), in connection with the issuance (the “Issuance”) by the Corporation of up to 2,000,000 common shares (the “Shares”) to be sold under an offering circular filed with the United States Securities and Exchange Commission on July 30, 2024 (the “Offering Circular”) as part of an offering statement on Form 1-A (the “Offering Statement”).

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have participated in the preparation of and/or examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Offering Statement, including the Offering Circular; and

2.	the form of subscription agreement to be entered into by the Corporation and each subscribed in connection with the issuance of the Shares (the “Form of Subscription Agreement”).

We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated July 24, 2024 issued pursuant to the Business Corporations Act (British Columbia) (the “BCBCA”) relating to the Corporation (the “Certificate of Good Standing”); and

2.	an officer’s certificate dated as of the date hereof addressed to our firm (the “Officer’s Certificate”), containing certain additional corporate information of a factual nature and attaching the constating documents of the Corporation, including the certificate of incorporation, notice of articles and articles of the Corporation (collectively, the “Constating Documents”), and the resolutions of the directors of the Corporation authorizing and approving the issuance of the Shares (the “Authorizing Resolutions”).

As to various questions of fact material to the opinions provided herein, we have relied upon the Officer’s Certificate. We have examined originals or certified copies of such corporate records, documents, certificates and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

C.	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	a certificate of good standing bearing the date of this letter opinion but otherwise identical to the Certificate of Good Standing would be available if requested;

4.	that the Officer’s Certificate continues to be accurate on the date hereof;

5.	that all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the Issuance have been obtained;

6.	that the minute books and corporate records of the Corporation made available to us are electronic minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors;

7.	that if any obligation under any document is required to be performed in a jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under the laws of that jurisdiction; any Shares issued, sold and delivered by the Corporation shall be issued, delivered and sold in accordance with the Authorizing Resolutions, including that each Share issued, sold and delivered by the Corporation pursuant to the Issuance will be issued and sold for a purchase price per Share that is equal to the price per Share established by the Authorizing Resolutions and which price is in effect as of the time of the issue and sale of such Share, and that the maximum number of Shares to be issued, sold and delivered shall be no greater than 2,000,000 Shares; and

8.	the Corporation has complied and will comply with the laws of all relevant jurisdictions in connection with the Issuance of the Shares.

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D.	Reliance

For the purposes of expressing the opinions set forth herein, in connection with the fact that the Corporation is a valid and existing company governed by the BCBCA and is, with respect to the filing of annual reports, in good standing, we have relied exclusively and without independent investigation upon the Certificate of Good Standing.

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

E.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that the Shares have been authorized for issuance and when issued and delivered against payment therefor in accordance with the Form of Subscription Agreement, the Constating Documents and the Authorizing Resolutions with certificates representing such Shares having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations therefor having been made in the central securities register of the Corporation, in accordance with the Form of Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

F.	Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor or as to the actual receipt by the Corporation of any consideration for the issuance of such securities.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the reference to us under the heading “Interests of Named Experts and Counsel” “in the Offering Statement and to the filing of this opinion as an exhibit to the Offering Statement forming part of the Offering Circular and its incorporation by reference thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours truly,

FASKEN MARTINEAU DuMOULIN LLP

/s/ Fasken Martineau DuMoulin LLP

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